UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  June 2, 2011

DYNAMICS RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number 001-34135

MASSACHUSETTS	04-2211809
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

TWO TECH DR, ANDOVER, MASSACHUSETTS 01810-2434
(Address of principal executive offices) (Zip Code)

978-289-1500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

Merger Agreement

On June 3, 2011, Dynamics Research Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DRC-Prize Acquisition, Inc, a wholly-owned subsidiary of the Company (“Merger Sub”), High Performance Technologies, Inc. (“HPTi”) and the principal equity holders of HPTi.  HPTi is a private company that is a leading provider of high-end technology services, primarily to the federal healthcare and military markets.  Upon the terms and subject to the conditions in the Merger Agreement, HPTi will become a wholly-owned subsidiary of the Company through a merger of Merger Sub into HPTi, with HPTi as the surviving company.

Pursuant to the terms of the Merger Agreement, the Company will acquire HPTi for $143 million in cash, subject to certain customary adjustments.  Consummation of the merger is subject to customary closing conditions, including among other things the adoption and approval of the Merger Agreement by HPTi’s shareholders and the expiration or termination of the applicable waiting period under the Hard-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  In addition, each principal shareholder that is party to the Merger Agreement has agreed to vote in favor of the adoption and approval of the Merger Agreement.

Each of the Company and HPTi have made customary representations and warranties under the Merger Agreement.  HPTi has agreed to certain covenants, including among other things, that it will (i) not solicit any proposal or offer that constitutes, or would reasonably be expected to lead to, a proposal for an alternative transaction, (ii) conduct its business in the ordinary course and refrain from taking certain actions until the consummation of the merger, and (iii) solicit and obtain the written consent of its shareholders to the transactions contemplated by the Merger Agreement within five days of the date of the Merger Agreement.

The Merger Agreement may be terminated under specified circumstances, including if the merger is not consummated on or before July 29, 2011 if there is no material breach of the Merger Agreement by the terminating party, or if the merger is not consummated before October 31, 2011 under all other circumstances.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  A copy of the press release announcing the Merger Agreement is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2011 and is also incorporated herein by reference.  The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Debt Financing Commitment

The Company has in place commitments for a senior secured credit facilities of up to $130 million and senior subordinated unsecured indebtedness of up to $40 million in order to finance the acquisition of HPTi, refinance certain existing indebtedness of the Company and HPTi, pay certain costs and expenses related to the acquisition of HPTi and provide working capital.

Bank of America, N.A., SunTrust bank and PNC Bank, National Association and their respective affiliates have committed to provide a $110 million term loan and a $20 million revolving credit facility (collectively, the “Senior Facilities”) on the terms and subject to the conditions set forth in a commitment letter dated June 2, 2011 (the “Senior Commitment Letter”).  The obligations under the Senior Facilities will be guaranteed by all subsidiaries of the Company and will be secured on a first-priority basis by substantially all of the Company’s and its subsidiaries’ assets.  The term loan will amortize in quarterly installments with a five year term, while the revolving credit facility will have a term of five years.  Additionally, Ares Management LLC and its affiliates have committed to provide a $40 million senior subordinated credit facility (the “Mezzanine Facility”) on the terms and subject to the conditions set forth in a commitment letter dated June 2, 2011 (the “Mezzanine Commitment Letter”).  The obligations under the Mezzanine Facility will be guaranteed by all subsidiaries of the Company, and will mature six years after entry into a definitive agreement.

The obligations of the lenders under each of the Senior Facilities and the Mezzanine Facility are subject to customary closing conditions for transactions of this type, including, among other things, the consummation of the merger with HPTi and the negotiation, execution and delivery of definitive documentation for the facilities.  Each of the Senior Commitment Letter and the Mezzanine Commitment Letter will terminate on the earliest of July 29, 2011, the closing of the merger with HPTi, the abandonment of the merger with HPTi or the acceptance by the Company of a third-party offer to acquire the Company.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Number
2.1
Agreement and Plan of Merger, dated June 3, 2011, by and among Dynamics Research Corporation, DRC-Prize Acquisition, Inc., High Performance Technologies, Inc. and the principal equity holders named therein.

	99.1	Press Release dated June 3, 2011 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2011 (File No. 001-34135))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMICS RESEARCH CORPORATION
(Registrant)

Date: June 8, 2011	/s/ David Keleher
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Exhibit Name	Location

2.1
Agreement and Plan of Merger, dated June 3, 2011, by and among Dynamics Research Corporation, DRC-Prize Acquisition, Inc., High Performance Technologies, Inc. and the principal equity holders named therein.
Filed herewith

99.1	Press release dated June 3, 2011. Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2011 (File No. 001-34135).

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